February 19, 1997




Board of Directors
NewSouth Bancorp, Inc.
1311 Carolina Avenue, P.O. Box 2047
Washington, North Carolina 27889

Re:  Registration Statement on Form S-8
     ---------------------------------------------
     Home Savings Bank, SSB Employees' Savings and
     Profit Sharing Plan and Trust

Dear Board Members:

     We have acted as special counsel to Newsouth Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the Home Savings Bank, SSB Employees' Savings and Profit Sharing Plan and Trust (the "Plan") and the sale to Plan participants of shares of common stock, par value $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                   Very truly yours,

                    Housley Kantarian & Bronstein, P.C.



                    By: /s/ J. Mark Poerio
                        -------------------------------------
                        J. Mark Poerio, Esquire